PNC Real Estate(Logo)
MIDLAND LOAN SERVICES
ANNUAL STATEMENT OF COMPLIANCE
of
PNC BANK, NATIONAL ASSOCIATION
d/b/a MIDLAND LOAN SERVICES
Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on
Schedule I hereto, the undersigned, Steven W. Smith, as Executive Vice President of Midland
Loan Services, a division of PNC Bank, National Association, hereby certifies, subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:
1.
A review of the Servicer's activities during the calendar year 2014 (the "Reporting
Period") and of its performance under the Agreement has been made under the undersigned officer's supervision; and
2.
To the best of the undersigned officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.
Dated: March 1, 2015
PNC Bank, National Association
d/b/a Midland Loan Services
/s/
Steven W. Smith
Steven W. Smith
Executive Vice President
Member of The PNC Financial Services Group
10851 Mastin Boulevard Overland Park, Kansas 66210
800-327-8083
www.pnc.com/midland

Barclays Commercial Mortgage Securities LLC
Recipient Role
Deal Name
Series Number
Midland Role
Depositor
UBSBarclays Commercial Mortgage Trust
Series 2013C6
Master Servicer
Master and Special Servicer of the Santa Anita Mall loan under the UBSB 2013C5 PSA